Exhibit 10.1

LOAN AGREEMENT

Dated as of March 29, 2007

Between

SABRE HEADQUARTERS, LLC,

as Borrower

and

JPMORGAN CHASE BANK, N.A.,

as Lender

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule I	-	Properties — Allocated Loan Amounts

Schedule II	-	Rent Roll

Schedule III	-	[Reserved]

Schedule IV	-	Organizational Structure

Schedule V	-	Release Parcel

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of March 29, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America, having its principal place of business at 270 Park Avenue, New York, New York 10017 (“Lender”) and SABRE HEADQUARTERS, LLC, a Delaware limited liability company, having its principal place of business at 3150 Sabre Drive, Southlake, Texas 76092 (“Borrower”).

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Accounting Firm” means (a) any “Big Four” accounting firm or (b) any other independent certified public accountant acceptable to Lender.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Allocated Loan Amount” shall mean for an Individual Property the amount set forth on Schedule I hereto.

“Allocated Percentage” shall mean for an Individual Property the amount set forth on Schedule I hereto.

“Allocated Threshold Amount” shall mean, for each Individual Property, an amount equal to five percent (5%) of the Allocated Loan Amount.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean a rate of 5.7985% per annum.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long term unsecured debt rating of at least “A” by S&P and Fitch and “Aa2” by Moody’s.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Basic Carrying Costs” shall mean, for any period, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for such period: (a) Taxes and (b) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2 (b) hereof.

“CPI” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items; 1982-84 = 100. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made by Lender in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio as calculated by Lender for the applicable period in which:

(a)	the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; and

(b)	the denominator is the aggregate amount of principal and interest due and payable on the Note or, in the event a Defeasance Event has occurred, the Undefeased Note, for such period (assuming a thirty (30) year amortization schedule, unless otherwise provided herein).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) the greater of (i) three percent (3%) above the Applicable Interest Rate or (ii) three percent (3%) above the Prime Rate in effect at the time of the occurrence of the related Event of Default.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note or the Defeased Note, as applicable, the Yield Maintenance Premium, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or the Defeased Note, as applicable, the creation of the Defeased Note and the Undefeased Note, if applicable, or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof.

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Lockout Date” shall mean the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust; provided that if Lender exercises its right to split the Note into two or more notes, the Defeasance Lockout Date shall mean the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust holding the last such note to be included in a Securitization.

“Defeased Note” shall have the meaning set forth in Section 2.5.1(a)(v) hereof.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Discount Rate” means the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semi-annually.

“Disqualified Person” shall mean a Person (a) that has been (or any other Person owned or Controlled by such Person has been), within the last seven (7) years, (i) subject to any material, uncured event of default in connection with a loan financing which resulted in litigation or an acceleration of indebtedness or (ii) the subject of any bankruptcy, reorganization, or insolvency proceeding or (b) whose principals or Persons that Control such Person or own a material direct or indirect equity interest in such Person that have ever been convicted of a felony.

“EBITDA” shall mean earnings before interest, taxes, depreciation, and amortization (excluding any one-time restructuring or similar one-time charges).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Financial Criteria” means, with respect to any Person, that such Person (a) has a minimum Net Worth of $750,000,000 as of the end of the most recently completed fiscal quarter for which financial statements are available, (b) has minimum Liquid Assets of $50,000,000 as of the end of the most recently completed fiscal quarter for which financial statements are available, and (c) has a minimum EBITDA of $100,000,000 for the one year period ending with the most recently completed fiscal quarter for which financial statements are available; provided that the Financial Criteria for a division or subsidiary of a Person for which only consolidated financial statements are available shall be determined on a pro forma basis after giving effect to the relevant transaction for which such determination is being made.

“Financial Trigger Event” shall mean (a) with respect to Sabre Inc. (or any successor to the interests of Sabre Inc. under the Sabre Leases that is rated by S&P and Moody’s), that its corporate rating is downgraded two or more rating levels below the Initial Sabre Rating and (b) with respect to any successor to the interests of Sabre Inc. under the Sabre Leases that is not rated by S&P and Moody’s, that such entity does not satisfy the Financial Criteria.

“Financial Trigger Termination Event” shall mean (a) with respect to Sabre Inc. (or any successor to the interests of Sabre Inc. under the Sabre Leases that is rated by S&P and Moody’s), that its corporate rating is equal to or better than the Initial Sabre Rating for a period of one hundred eighty (180) consecutive days, (b) with respect to any successor to the interests of Sabre Inc. under the Sabre Leases that is not rated by S&P and Moody’s, that such entity satisfies the Financial Criteria for a period of one hundred eighty (180) consecutive days, or (c) regardless of whether the conditions set forth in clauses (a) or (b) of this definition have been satisfied, Borrower has delivered to Lender cash or a Letter of Credit in an amount equal to the outstanding principal balance of the Loan, less $58,437,500 as additional security for the Loan (whether pursuant to Section 5.1.20 of this Agreement or otherwise).

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term’ of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature but excluding Rents from month-to-month tenants or tenants that are included in any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and any disbursements to the Borrower from the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, or any other escrow fund established by the Loan Documents.

“Guarantor” shall mean Sabre.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean each of Borrower, Principal and Guarantor.

“Independent Director” or “Independent Manager” shall mean a natural person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of the Principal, the Borrower or any Affiliate of either of them; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Principal, the Borrower or any Affiliate of either of them; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other person.

“Independent Financial Advisor” shall mean either (a) any one of Houlihan Lokey, Duff and Phelps or Deloitte & Touche or (b) any other accounting, appraisal, investment banking firm or consultant of nationally-recognized standing selected by Borrower and reasonably acceptable to Lender.

“Individual Property” means the portions of the Property commonly known as Building A at 3150 Sabre Drive and Building B at 3120 Sabre Drive.

“Initial Sabre Rating” shall mean the long term corporate rating of Sabre by both S&P and Moody’s as of (or immediately following) the Closing Date, which is B+ and B2, respectively.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Kelly Hart & Hallman LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“JPM” shall mean JPMorgan Chase Bank, N.A., a banking association chartered under the laws of the United States of America.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, including, without limitation, the Sabre Leases, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender’s Taxes” shall mean all income, gross receipts, excise, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, capital and other similar taxes, fees, levies or other assessments imposed on the income, stock, business or assets of Lender by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis (including any penalties, interest, additions to tax imposed thereon or with respect thereto).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit with respect to which Borrower has no reimbursement obligations, as the same may be replaced, split, substituted, modified, amended, supplemented, assigned or otherwise restated from time to time, (either an evergreen letter of credit or a letter of credit which does not expire until at least thirty (30) days after the Maturity Date or such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” shall mean assets in the folio of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500,000,000, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market. Liquid Assets of any Person shall also include amounts currently available under credit facilities.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the Lockbox Agreement, the Cash Management Agreement, the Guaranty and all other documents executed and/or delivered in connection with the Loan.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt and any other indebtedness secured by a pledge of direct or indirect interests in the Borrower and the denominator is equal to the appraised value of the Properties as determined pursuant to an appraisal obtained by Lender at Borrower’s expense.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1(a) hereof.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement, dated the date hereof, among Borrower, Lender and Lockbox Bank, as the same may be amended.

“Lockbox Bank” shall mean Citibank, N.A. or any successor or permitted assigns thereof.

“Management Agreement” shall mean, if applicable, a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof, it being acknowledged that as of the Closing Date there is no Management Agreement.

“Manager” shall mean any Qualified Manager who is managing the Properties in accordance with the terms and provisions of this Agreement, it being acknowledged that as of the Closing Date there is no Manager.

“Maturity Date” shall mean April 1, 2017, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean (a) from May 1, 2007 through and including April 1, 2012, a payment of interest only on the outstanding principal amount of the Loan and (b) from May 1, 2012 through the Maturity Date, a constant monthly payment of $498,658.89. Following a Defeasance Event, the Monthly Debt Service Payment Amount shall be the aggregate amount payable under the Defeased Note and the Undefeased Note.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Deed of Trust and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Worth” shall mean, as of a given date, a Person’s equity calculated by subtracting total liabilities from the total value of such Person’s tangible assets, based upon the higher of the book value of such tangible assets as determined under GAAP or the fair market value of such tangible assets as determined by an Independent Financial Advisor; provided, however, that Lender shall not require that the fair market value of tangible assets be determined by an Independent Financial Advisor if Lender has been provided with evidence satisfactory to Lender in its sole but reasonable discretion that the applicable Net Worth requirement is satisfied.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Eighty-Five Million and No/100 Dollars ($85,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, including any Defeased Note and Undefeased Note that may exist from time to time.

“OFAC” shall have the meaning set forth in Section 4.1.36 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner or managing member of Borrower, as applicable.

“Open Date” shall mean the Payment Date which is three (3) months prior to the Maturity Date.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions (which tenant improvements and leasing commissions for the purposes of this definition shall be no less than an assumed expense of $19,747 per month for both Properties, which amount shall be reduced pro-rata pursuant to the related Allocated Percentage if an Individual Property is released pursuant to Section 2.6.2 hereof), operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Reserve Funds and any other reserves required under the Loan Documents.

“Other Charges” shall mean all ground rents, maintenance charges, impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof, but excluding Taxes and Lender’s Taxes.

“Patriot Act” shall mean the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Release Date” shall mean the date that is three (3) years from the first Payment Date.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clauses of the Mortgage with respect to each Individual Property.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prescribed Laws” shall mean, collectively, (a) the Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the prime rate reported in the Money Rates section of The Wall Street Journal. In the event that The Wall Street Journal should cease or temporarily interrupt publication, the term “Prime Rate” shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing and general circulation chosen by Lender. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available and verifiable to Borrower but is beyond Lender’s control.

“Principal” shall mean the Special Purpose Entity corporation or Single Member LLC which is the (a) managing member of the Borrower in the event that the Borrower is a limited liability company (other than a Single Member LLC, for which no Principal is required), or (b) a general partner of the Borrower in the event that the Borrower is a limited partnership. As of the Closing Date, Borrower is a Single Member LLC with no Principal.

“Prohibited Person” shall mean any Person:

(a) a “blocked” person listed in the Annex, or otherwise subject to the provisions of, the Executive Order Nos. 12947, 13099 and 13224 on Terrorist Financing, effective September 24, 2001, and all modifications thereto or thereof, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Annex”);

(b) that is owned or controlled by, or acting for or on behalf of, any Person that is listed to the Annex, or is otherwise subject to the provisions of, the Annex;

(c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Annex;

(d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Annex;

(e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; or

(f) who is an Affiliate of or Affiliated with a Person listed above.

“Project” shall have the meaning set forth in Section 5.1.23.

“Properties” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, Borrower, Principal and/or Guarantor.

“Qualified Manager” shall mean a property manager which either (a) (i) is a reputable management company having at least five (5) years’ experience in the management of commercial properties with similar uses as the Properties and in the jurisdiction in which the Properties are located, (ii) has, for at least five (5) years prior to its engagement as property manager, managed at least 10 class A office buildings totaling at least 5,000,000 square feet of gross leaseable area and (iii) is not the subject of a bankruptcy or similar insolvency proceeding or (b) has been reasonably approved by Lender and for which Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Properties by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

“Qualified Transferee” shall mean one or more of the following:

(a) a pension fund, pension trust or pension account that (i) has total real estate assets of at least $1,000,000,000 immediately prior to the Transfer and (ii) is managed by a Person that controls at least $1,000,000,000 of real estate equity assets immediately prior to the Transfer;

(b) a pension fund advisor that (i), controls directly and/or indirectly at least $1,000,000,000 of real estate equity assets immediately prior to the Transfer and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of subsection (a) of this definition;

(c) an insurance company that is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia), which (i) has a Net Worth, as of a date no more than six (6) months prior to the date of the Transfer, of at least $500,000,000 and (ii) immediately prior to such transfer, controls real estate equity assets of at least $1,000,000,000;

(d) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (i) with a combined capital and surplus of at least $500,000,000 and (ii) which, immediately prior to such transfer, controls directly and/or indirectly real estate equity assets of at least $1,000,000,000;

(e) any Person (i) with a long-term unsecured debt rating from each of the Rating Agencies of at least BBB or its equivalent or (ii) that (A) immediately prior to the Transfer owns, together with its Affiliates, at least 10 class A office buildings totaling at least 5,000,000 square feet of gross leaseable area, (B) has a Net Worth, as of a date no more than six (6) months prior to the date of such Transfer, of at least $500,000,000 and (C) immediately prior to such Transfer controls real estate equity assets of at least $1,000,000,000;

(f) an investment fund, limited liability company, limited partnership or general partnership where an entity that is otherwise a Qualified Transferee under clauses (a), (b), (c), (d) or (e) or (g) of this definition investing through a fund with committed capital of at least $250,000,000 acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (a), (b), (c), (d), (e) or (g) of this definition; or

(g) any Person which is Controlled by any of the Persons listed in subsections (a) through (f) above.

Notwithstanding the foregoing, no Person shall be deemed to be a Qualified Transferee if such Person is a Disqualified Person.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Release Amount” shall mean for an Individual Property the amount set forth on Schedule I hereto.

“Release Parcel” shall have the meaning set forth in Section 2.6.4.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower (or Borrower’s agents or employees on its behalf) from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Amount” shall mean, at any time, an amount equal to the sum of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) multiplied by a fraction, the numerator of which shall be the CPI level on the then most current anniversary of the Closing Date and the denominator of which shall be the CPI level on the Closing Date; provided that in no event shall the Required Amount be less than One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00).

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund and any other escrow fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, any Principal, any Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of, Borrower, any Principal, any Guarantor, any Affiliated Manager or any non-member manager.

“Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Cap” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Shortfall Event” shall mean that the amount of Rollover Reserve Funds held by Lender is less than the Rollover Reserve Cap on the Payment Date that is twelve (12) months prior to the Maturity Date.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sabre” means Sabre Inc., a Delaware corporation, or any assignee of Sabre’s interest in the Sabre Leases pursuant to Section 5.1.20 of this Agreement.

“Sabre Leases” shall mean, collectively, (a) that certain Lease dated as of the date hereof between Borrower, as landlord, and Sabre, as tenant, with respect to the Individual Property known as Building A at 3150 Sabre Drive and (b) that certain Lease dated as of the date hereof between Borrower, as landlord, and Sabre, as tenant, with respect to the Individual Property known as Building B at 3120 Sabre Drive, in each case as the same may be amended from time to time in accordance with the terms hereof, including as a result of the assignment of Sabre’s interest thereunder in accordance with the provisions of the Sabre Leases and Section 5.1.20 of this Agreement.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest, whether direct or indirect.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Single Member LLC” shall have the meaning set forth in clause (h) of the definition of “Special Purpose Entity.”

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times since the date of its formation and at all times from and after the date hereof:

(a) has been and shall be organized solely for the purpose of (i) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties, entering into this Agreement with the Lender, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) in the case of Principal, acting as a general partner of the limited partnership that owns the Properties or member of the limited liability company that owns the Properties;

(b) has not engaged and will not engage in any business unrelated to (i) in the case of Borrower, the acquisition, development, ownership, management or operation of the Properties, or (ii) in the case of Principal, acting as general partner of the limited partnership that owns the Properties or acting as a member of the limited liability company that owns the Properties, as applicable;

(c) does not have and will not have any assets other than those related to the Properties or its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Properties or acts as the general partner or managing member thereof, as applicable;

(d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company other than a Single Member LLC, has at least one member that is a Special Purpose Entity that is a corporation that has at least two Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h) if such entity is a limited liability company that does not have at least one member that is a Special Purpose Entity (a “Single Member LLC”), such entity (i) is organized in the State of Delaware, (ii) has at least two Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two Independent Managers shall have participated in such vote and (iii) at least one springing member that will become the non-managing member of such entity immediately upon the withdrawal or dissolution of the last remaining member;

(i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of the Borrower (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender; or (D) without the affirmative vote of two Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is not required to file tax returns by law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) has not (i) commingled and will not commingle its funds or assets with those of any other Person and (ii) participated and will not participate in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t) has and will have no Indebtedness other than (i) in the case of Borrower, (A) the Loan, (B) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Properties and the routine administration of Borrower in amounts not to exceed one percent (1%) of the principal balance of the Loan, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (C) such other liabilities that are permitted pursuant to this Agreement and (ii) in the case of any Principal, (A) liabilities incurred in the ordinary course of business relating to the ownership of its direct or indirect interests in Borrower in amounts not to exceed Ten Thousand Dollars ($10,000.00), which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (B) such other liabilities that are permitted pursuant to this Agreement;

(u) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v) has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate other than, in the case of Principal, its direct or indirect ownership interests in Borrower;

(w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged and will not pledge its assets for the benefit of any other Person;

(z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the Willis contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (B) in connection with this Agreement;

(ee) has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg) does not and will not have any of its obligations guaranteed by any Affiliate; and

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“State” shall mean, with respect to an Individual Property the State or Commonwealth in which such Individual Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean a survey of the Individual Property in question prepared pursuant to the requirements contained in Section 4.1.27 hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy (or, if the Properties are in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State) insuring the lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Treasury Rate” means the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date the payment of principal is received, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.

“Trigger Event” shall mean (a) the occurrence of an Event of Default, (b) if either Sabre Lease is terminated, cancelled or surrendered, (c) Sabre vacates or fails to operate in either Individual Property (unless such Individual Property has been released pursuant to Section 2.6 of this Agreement), (d) Sabre becomes subject to any Bankruptcy Action, (e) the occurrence of a Financial Trigger Event, or (f) the occurrence of a Rollover Shortfall Event.

“Trigger Period” means the period commencing on the occurrence of a Trigger Event and ending on the first Payment Date after the occurrence of a Trigger Termination Event.

“Trigger Termination Event” shall mean the occurrence of the following: (i) with respect to a Trigger Event described in clause (a) above, such Event of Default has been cured and such cure is accepted by Lender (ii) with respect to a Trigger Event described in clause (c) above, the Sabre Leases are in full force and effect, Sabre is paying full and unabated rent, and Sabre reoccupies the Properties for business for a period of not less than one hundred eighty (180) consecutive days; (iii) with respect to a Trigger Event described in clause (e) above, the occurrence of a Financial Trigger Termination Event, or (iv) with respect to a Rollover Shortfall Event, the Rollover Reserve Funds held by Lender equal the Rollover Reserve Cap or Borrower shall have deposited with Lender a Letter of Credit in the amount of the Rollover Reserve Cap pursuant to Section 7.6 hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Undefeased Note” shall have the meaning set forth in Section 2.5.1(a)(v) hereof.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.

“Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note or the principal amount of a Defeased Note, as applicable, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Properties and/or repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.

Section 2.2. Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate, unless the Default Rate shall then be in effect.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4 Usury Sayings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3. Loan Payment.

2.3.1 Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date through and including the last day of the month in which the Closing Date occurs (unless the Closing Date is the first (1st) day of the month, in which case no such interest only payment shall be due), and (b) on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance, if any, to principal.

2.3.2 Payments Generally. The first interest accrual period hereunder shall commence on and include the Closing Date and end on the last day of the month in which the Closing Date occurs. Each interest accrual period thereafter shall commence on the first (1st) day of each calendar month during the term of the Loan and shall end on and include the last day of such calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. Except as provided in Section 2.3.6 below, all amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not received by Lender prior to the seventh (7th) calendar day after the same is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent

(3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.3.6 Tax Withholding.

(a) All payments made under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) any deduction or withholding imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender to comply with the terms of Section 2.3.6(b) below and (ii) any deduction or withholding for Lender’s Taxes or other amounts with respect to which Borrower has no payment obligation to Lender pursuant to this Agreement or any other Loan Document. If Borrower is required by law to deduct any of the foregoing from any sum payable under the Loan Documents, such sum shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.3.6), Lender receives an amount equal to the sum Lender would have received had no such deductions been made.

(b) (i) In the event that Lender (and/or any Person that acquires an interest in the indebtedness evidenced by the Note) is not organized under the laws of the United States of America or a state thereof (a “Non-U.S. Lender”) such Non-U.S. Lender agrees that, prior to the first date on which any payment is due such Non-U.S. Lender hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Non-U.S. Lender is entitled to receive payments under the Loan Documents, without deduction or withholding of any United States federal income taxes. Each Non-U.S. Lender required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such forms expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Lender) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such Non-U.S. Lender is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

(ii) Each Non-U.S. Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-U.S. Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-U.S. Lender), shall deliver to Borrower on the date when such Non-U.S. Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Non-U.S. Lender pursuant to Section 2.3.6(b)(i), to establish the portion of any such sums paid or payable with respect to which such Non-U.S. Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of Internal Revenue Service Form in W-8IMY or successor applicable form, together with any information such Non-U.S. Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-U.S. Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-U.S. Lender.

Section 2.4. Prepayments.

2.4.1 Voluntary Prepayments. The Loan may be prepaid in whole, but not in part, on any Business Day upon not less than fifteen (15) days prior written notice to Lender specifying the date on which prepayment is to be made provided no Event of Default exists and, if such prepayment is made prior the Open Date, upon payment of an amount equal to the greater of (a) one percent (1%) of the outstanding principal balance of the Debt at the time such payment or proceeds are received or (b) (x) the present value as of the date such payment or proceeds are received of the remaining scheduled payments of principal and interest from the date such payment or proceeds are received through the Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less (y) the amount of the payment or proceeds received. Lender shall not be obligated to accept any such prepayment of the Debt unless it is accompanied by the prepayment consideration due in connection therewith. Additionally, on the Open Date, or on any Business Day thereafter, Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole, but not in part, without payment of the Yield Maintenance Premium or any other prepayment premium or penalty. If any prepayment pursuant to this Section 2.4.1 is not made on a Payment Date, such prepayment shall include all interest which would have accrued on the Loan through the Payment Date next following the date of such prepayment. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. Any notice of prepayment given pursuant to this Section 2.4.1 may be revoked by Borrower, provided that Borrower reimburses Lender for any reasonable out-of-pocket expenses incurred by Lender in connection therewith.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. Other than following an Event of Default, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. The Release Amount with respect to such Individual Property shall be reduced in an amount equal to such prepayment. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan.

2.4.3 Prepayments After Default. If following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to the greater of (i) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied, and (ii) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be prepaid or satisfied.

Section 2.5. Defeasance.

2.5.1 Voluntary Defeasance. (a) Provided no Event of Default shall then exist, from and after the earlier to occur of the Permitted Release Date and the Defeasance Lockout Date Borrower shall have the right at any time prior to the Maturity Date to voluntarily defease all or any portion of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the date (the “Defeasance Date”) on which the Defeasance Event and the principal amount of the Loan to be defeased;

(ii) If the Defeasance Date does not occur on a Payment Date, the income derived from the U.S. Obligations delivered in connection with the Defeasance Event shall be sufficient to provide for the payment of interest through the next Payment Date;

(iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iv) Borrower shall deliver to Lender the Defeasance Deposit applicable to the Defeasance Event;

(v) In the event only a portion of the Loan is the subject of the Defeasance Event, Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to the defeased portion of the original Note and a maturity date equal to Maturity Date (the “Defeased Note”) and the other note having a principal balance equal to the undefeased portion of the Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall otherwise have terms identical to the Note, except that a Defeased Note cannot be the subject of any further Defeasance Event;

(vi) Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(vii) Borrower shall deliver an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note or Defeased Note (as applicable) to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(viii) Borrower shall deliver confirmation in writing from the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(ix) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(x) Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xi) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xii) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees.

(b) In connection with each Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, in the case of a Defeasance Event for the entire outstanding principal balance of the Loan, or the Defeased Note, in the case of a Defeasance Event for only a portion of the outstanding principal balance of the Loan, as applicable, and in amounts equal to the scheduled payments due on such Payment Dates under this Agreement and the Note or the Defeased Note, as applicable (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such dates) and assuming such Note or Defeased Note is prepaid in full on the Maturity Date (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Lockbox Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under this Agreement and the Note or the Defeased Note, as applicable. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

2.5.2 Collateral. Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3 Successor Borrower. In connection with any Defeasance Event, Borrower may at its option, or if so required by the applicable Rating Agencies shall, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity with one (1) Independent Director approved by the Rating Agencies, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note or the Defeased Note, as applicable, in accordance with this Section 2.5.3, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s reasonable attorneys’ fees and expenses and any fees and expenses of any Rating Agencies, incurred in connection therewith.

Section 2.6. Release of Property. Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property.

2.6.1 Release of all Properties.

(a) If Borrower has elected to defease the entire Loan and the requirements of Section 2.5 and this Section 2.6 have been satisfied, all of the Properties shall be released from the Lien of the Mortgage and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.

(b) In connection with any release of the Mortgage, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which an Individual Property is located and that would be satisfactory to a prudent lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.6.2 Release of Individual Property. If Borrower has elected to defease a portion of the Loan and the requirements of Section 2.5 and this Section 2.6.2 have been satisfied, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a) The principal balance of the Defeased Note shall equal or exceed the Release Amount for the applicable Individual Property; provided, however, if the undefeased portion of the Loan at the time a release is requested is less than the Release Amount, the Defeased Note shall equal the remaining undefeased portion of the Loan at the time of release;

(b) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(c) After giving effect to such release, the Debt Service Coverage Ratio for the Individual Property then remaining subject to the Lien of the Mortgage shall be equal to or greater than the greater of (i) 1.24 to 1.0 and (ii) the Debt Service Coverage Ratio for both Properties (taking into account the Debt evidenced by the Defeased Note in question) for the twelve (12) full calendar months immediately preceding the release of the Individual Property (provided, however, that if the Sabre Lease for the remaining Individual Property as in effect on the Closing Date remains in effect after the release, the requirements of this Section 2.6.2(c) shall be deemed satisfied);

(d) The Individual Property to be released shall be conveyed to a Person other than a Borrower or any of its Affiliates;

(e) The remaining Individual Property, after giving effect to the conveyance of the Individual Property to be released, will (i) be a legally subdivided parcel and comply with all zoning ordinances including without limitation those related to parking, lot size and density, or a variance with respect thereto shall have been obtained, (ii) be a separate tax parcel, and not be subject to any lien for taxes due or not yet due attributable to the Individual Property to be released, (iii) comply with all subdivision ordinances and regulations and (iv) to the extent necessary, have an appurtenant easement for utilities, parking and access currently crossing or located on the Individual Property to be released;

(f) Lender shall have received endorsements to the Title Insurance Policy for the Properties insuring each of the items set forth in clause (b) above reasonably satisfactory to Lender; and

(g) After giving effect to such release, the Loan-to-Value Ratio for the remaining Individual Property shall be equal to or less than the lesser of (i) the Loan-to-Value Ratio immediately preceding the Closing Date and (ii) the Loan-to-Value Ratio for both Properties (taking into the account the Debt evidenced by the Defeased Note in question) immediately preceding the release of the Individual Property (provided, however, that if the Sabre Lease for the remaining Individual Property as in effect on the Closing Date remains in effect after the release, the requirements of this Section 2.6.2(g) shall be deemed satisfied).

2.6.3 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on each Individual Property not theretofore released.

2.6.4 Release Parcel. Lender shall, upon the written request of Borrower, release (without any prepayment of Debt or release fee other than the payment of expenses set forth below) from the Mortgage, the Assignment of Leases and Rents and the UCC Financing Statements of those parts of the Properties, more particularly described on Schedule V attached hereto as Future Construction Area Tract No. 1 and Future Construction Area Tract No. 2 (each, a “Release Parcel”) upon satisfaction of each of the following conditions precedent:

(a) no Event of Default shall have occurred and be continuing, nor shall have there occurred any event which would, with the giving of notice or passage of time, or both, constitute an Event of Default;

(b) the Properties, after giving effect to the subdivision and conveyance of the Release Parcel, will (i) comply with all zoning ordinances including without limitation those related to parking, lot size and density, or a variance with respect thereto shall have been obtained, (ii) be a separate tax parcel, and not be subject to any lien for taxes due or not yet due attributable to the Release Parcel, (iii) comply with all subdivision ordinances and regulations, and (iv) if necessary, have an appurtenant easement for utilities, parking and access currently crossing or located on the Release Parcel;

(c) receipt by Lender of endorsements to the Title Insurance Policy for the Properties insuring each of the items set forth in clause (b) above reasonably satisfactory to Lender;

(d) Borrower shall convey the Release Parcel, concurrently with the release, to an entity other than the Borrower;

(e) payment to the Lender by Borrower of its reasonable fees and expenses incurred in evaluating and documenting the release, including, without limitation, reasonable attorneys’ fees and filing fees;

(f) Lender, at its election, may obtain, at Borrower’s expense, an opinion that the release of the Release Parcel will not cause (i) any adverse tax consequences to the REMIC or any holders of any Securities, (ii) the Mortgage to fail to be a Qualifying Security Instrument under applicable federal law relating to REMICs or (iii) result in a taxation of the income of the loans to the REMIC or cause a loss of REMIC status;

(g) If requested by Lender, each Rating Agency shall have delivered written confirmation that any rating issued by such Rating Agency in connection with the securitization of any Securities will not, as a result of the proposed release of the Release Parcel, be downgraded from the then current ratings thereof, qualified or withdrawn;

(h) Borrower shall comply with any terms and conditions as the Rating Agencies shall require in connection with such release; and

(i) Borrower shall deliver or take, as the case may be, any other items or actions reasonably requested by Lender or Lender’s counsel.

Section 2.7. Cash Management.

2.7.1 Lockbox Account. (a) Borrower shall establish and maintain a segregated account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender (except that the Lockbox Bank shall effect transfers from the Lockbox Account to an account specified by Borrower prior to the receipt by Lockbox Bank that a Trigger Period exists and until such time thereafter as Lockbox Bank receives notice from Lender that a Trigger Period no longer exists). The Lockbox Account shall be entitled “Sabre Headquarters, LLC for the benefit of JPMorgan Chase Bank, N.A., as Lender, pursuant to Loan Agreement dated as of March 29, 2007 - Lockbox Account.” Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower.

(b) Borrower shall deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall deposit all amounts received by Borrower constituting Rents into the Lockbox Account within one (1) Business Day after receipt.

(c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day during any Trigger Period.

2.7.2 Cash Management Account. (a) Pursuant to the Cash Management Agreement, Lender has established with a financial institution chosen by Lender an account (the “Cash Management Account”), which Cash Management Account shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) All funds on deposit in the Cash Management Account shall be applied by Lender in accordance with the Cash Management Agreement. The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever. All funds on deposit in the Cash Management Account during the existence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

III.	CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Agreement and Note. Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Mortgage, Assignment of Leases. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Mortgage and the Assignment of Leases and evidence that counterparts of the Mortgage and Assignment of Leases have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon each Individual Property, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b) Title Insurance. Lender shall have received the Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Closing Date. The Title Insurance Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the relevant Mortgage creates a valid lien on the Individual Property encumbered thereby of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The Title Insurance Policy shall be assignable to subsequent holders of the Loan. Lender also shall have received evidence that all premiums in respect of the Title Insurance Policy have been paid.

(c) Survey. Lender shall have received a current Survey for each Individual Property, certified to the title company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by ALTA and the National Society of Professional Surveyors in 2005. Each such Survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Individual Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to each Survey and the surveyor shall provide a certification for each Survey in form and substance acceptable to Lender.

(d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of each Individual Property, in each case satisfactory in form and substance to Lender.

(f) Zoning. With respect to each Individual Property, Lender shall have received, at Lender’s option, either (i) letters or other evidence with respect to each Individual Property from the appropriate municipal authorities (or other Persons) concerning applicable zoning and building laws or (ii) a zoning opinion letter, in each case in substance reasonably satisfactory to Lender.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to each Mortgage on the applicable Individual Property, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5 Delivery of Organizational Documents. Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their reasonable discretion.

3.1.7 Budgets. Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current Fiscal Year.

3.1.8 Basic Carrying Costs. Borrower shall have paid all Basic Carrying Costs relating to the Properties which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Loan.

3.1.9 Completion of Proceedings. All organizational and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, with respect to each Sabre Lease.

3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

3.1.13 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower or the Properties since the date of the most recent financial statements delivered to Lender. The income and expenses of the Properties, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.14 Leases and Rent Roll. Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender. Lender shall have received a current certified rent roll of the Properties, reasonably satisfactory in form and substance to Lender.

3.1.15 Subordination and Attornment. Lender shall have received appropriate instruments acceptable to Lender subordinating any Lease that does not provide for such subordination by its terms. Lender shall have received an agreement to attorney to Lender satisfactory to Lender from any tenant under a Lease that does not provide for such attornment by its terms.

3.1.16 Tax Lot. Lender shall have received evidence that the Properties collectively constitute one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

3.1.17 Physical Conditions Reports. Lender shall have received Physical Conditions Reports with respect to each Individual Property, which reports shall be reasonably satisfactory in form and substance to Lender.

3.1.18 Management Agreement. Lender shall have received a copy of the Management Agreement, if any, which shall be satisfactory in form and substance to Lender.

3.1.19 Appraisal. Lender shall have received an appraisal of each Individual Property, which shall be satisfactory in form and substance to Lender.

3.1.20 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Properties. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule IV.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Principal, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Principal, Guarantor or any Individual Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Principal, Guarantor or the condition or ownership of any Individual Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any of the Properties are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, indefeasible and insurable fee simple title to the real property comprising part of each Individual Property and good title to the balance of such

Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terns thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7 Solvency. Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10 Compliance. Borrower and the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Properties as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any Individual Property or the operation thereof as an office building, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. The Properties collectively have rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities (or Borrower has access to such public roads pursuant to recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policy).

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(0(3) of the Code.

4.1.16 Separate Lots. The Properties (inclusive of the parking garage and water detention area) are currently comprised (or, within 30 days after the date hereof, will be comprised) of two (2) parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Properties.

4.1.17 Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Principal or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower, Principal and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverage, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21 Use of Property. Each Individual Property is used exclusively as an office building and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property as an office building (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property as an office building. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23 Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24 Physical Condition. Each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. All of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the improvements, so as to affect the value or marketability of the applicable Individual Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. The Properties are not subject to any Leases other than the Sabre Leases. Borrower is the owner and lessor of landlord’s interest in the Sabre Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Sabre Leases. The Sabre Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. All work to be performed by Borrower under the Leases has been performed as required and has been accepted by the applicable tenant, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances, concessions or abatements required to be given by Borrower to any tenant have already been received by such tenant and all leasing commissions and tenant improvement obligations under the Leases have been fully satisfied. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Sabre has not assigned the Sabre Leases or sublet all or any portion of the premises demised thereby, Sabre does not hold its leased premises under assignment or sublease, nor does anyone except Sabre and its employees or employees of its Affiliates occupy such leased premises. Sabre has no right or option pursuant to the Sabre Leases or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Sabre has no right or option for additional space in the Improvements.

4.1.27 Survey. The Survey for each Individual Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower is organized under the laws of the state of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) any Principal is, shall be and shall continue to be a Special Purpose Entity (it being acknowledged that, as of the Closing Date, there is no Principal).

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with, and Principal has complied and Borrower will cause Principal to comply with, all of the assumptions made with respect to Borrower and Principal in the Insolvency Opinion. Borrower will have complied and will comply with all of the assumptions made with respect to Borrower and Principal in any Additional Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

4.1.31 Intentionally Omitted.

4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 OFAC. Borrower, any Principal and Guarantor and each and every Person Affiliated with Borrower, Principal and/or Guarantor or that to Borrower’s knowledge has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Properties or will participate, in any manner whatsoever, in the Loan are (i) in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury; (ii) not a Prohibited Person; (iii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (iv) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (v) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Principal or Guarantor (or any of their respective beneficial owners, affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower, Guarantor, any Principal or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

4.1.37 Lockbox Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of Texas) in the Lockbox Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Lockbox Account;

(b) The Lockbox Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of Texas;

(c) Pursuant and subject to the terms hereof, the Lockbox Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Lockbox Account is not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Properties, including, without limitation, Prescribed Laws. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the related Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and any Individual

Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended (i) for so long as Borrower complies with the terms and provisions of Section 7.2 hereof and (ii) until the completion of any contest pursuant to this Section 5.1.2 with respect to such Taxes or Other Charges. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) [reserved]; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the applicable Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) [reserved]; and (g) Borrower shall furnish such security as may be required in the proceeding, or, unless such Taxes or Other Charges have been paid under protest, as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Principal and Guarantor which might materially adversely affect Borrower’s, Principal’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property.

5.1.4 Access to Properties. Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Principal’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) to the extent in Borrower’s possession or control, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Supplemental Mortgage Affidavits. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage. If at any time Lender determines, based on applicable law, that

Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule I annexed hereto) for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the date hereof and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule I annexed hereto), and Borrower shall, on demand, pay any additional taxes.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements prepared by a certified public accountant and, if requested by Lender or if an Event of Default shall have occurred, audited by an Acceptable Accounting Firm in accordance with GAAP (or such other accounting basis acceptable to Lender), covering the Properties for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an unqualified opinion of an Acceptable Accounting Firm, (iii) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, (iv) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (v) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (vi) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Properties being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of

Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Rollover Reserve Fund), and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such quarter; and (iv) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days. Prior to a Securitization, Borrower shall upon Lender’s request deliver the items required pursuant to clauses (i) and (ii) of this Section 5.1.11(c) on a monthly basis within twenty (20) days after the end of the related calendar month.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(e) In the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic Run and prepared using a PDF, Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11(f) in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

5.1.13 Title to the Properties. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided that Borrower shall not be required to deliver such statements more frequently than one (1) time in any calendar year (unless requested in connection with a Securitization).

(b) Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year (unless requested in connection with a Securitization).

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the Securitization.

5.1.19 No Joint Assessment. Except as required in connection with the release of an Individual Property pursuant to Section 2.6 of this Agreement, Borrower shall not suffer, permit or initiate the joint assessment of the Properties (a) with any other real property constituting a tax lot separate from the Properties, and (b) which constitutes real property with any portion of the Properties which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Properties.

5.1.20 Leasing Matters. All Leases entered into by Borrower and all modifications, extensions and renewals of any Leases (including, without limitation, the Sabre Leases) executed after the date hereof shall be approved by Lender, which approval shall not be unreasonably withheld. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorney to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or acceptance of surrender by a tenant of any Leases shall be permitted without the consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) except as provided in this Section 5.1.20, shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the Willis of the Leases or cancel or terminate the Leases or accept a surrender thereof, in each case without Lender’s consent; (vi) shall not consent to any assignment of or subletting under any Lease without the prior written consent of Lender, and (vii) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Lender’s consent shall not be unreasonably withheld or delayed with respect to any modification of the Sabre Leases which does not reduce the rent payable thereunder or otherwise reduce the obligations of Sabre or increase the obligations of Borrower thereunder. In no event shall Lender’s consent be required in connection with the assignment and assumption of the Sabre Leases provided the following conditions are satisfied: (a) no Event of Default has occurred and is continuing; (b) no default or event of default shall have occurred and be continuing under the Sabre Lease; (c) information regarding the credit worthiness of the proposed tenant is provided to Lender and Lender determines in its reasonable discretion that the proposed tenant is financially sound and will be able to satisfy its obligations under the Sabre Leases; provided however that (1) the requirements of this clause (c) shall be deemed satisfied by any entity that is satisfies the Financial Criteria and (2) in lieu of satisfying the requirements of this clause (c) Borrower may deliver to Lender cash or a Letter of Credit as additional security for the Loan in an amount equal to the outstanding principal balance of the Loan, less $58,437,500; (d) Borrower shall have paid any tenant allowance or leasing commissions payable by Borrower in connection with the assumption of the Sabre Leases; and (e) the successor tenant shall have assumed in writing the obligations of Sabre under the Sabre Leases. Any proposed assumption of the Sabre Leases that does not meet the foregoing conditions shall be subject to the consent of Lender, such consent not to be unreasonably withheld or delayed. Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with the review of any proposed Lease or assumption of the Sabre Leases (regardless of whether such Lease or assumption is entered into), including, without limitation, Lender’s reasonable attorneys’ fees and expenses.

5.1.21 Alterations. Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, provided that Lender’s consent shall not be required in connection with the non-structural alterations relating to the reconfiguration of the core areas of the buildings as disclosed in the 10-K statements of Sabre Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the applicable Individual Property or the Net Operating Income, provided that such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost for such items does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000) or (c) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed One Million and 00/100 Dollars ($1,000,000) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22 Intentionally Omitted.

5.1.23 Additional Improvements. Notwithstanding anything to the contrary contained in Section 5.2, Borrower shall have the right to construct additional Improvements (such additional Improvements referred to herein as the “Project”) on the Properties upon and subject to the satisfaction of each of the following conditions precedent (provided, however, that the provisions of this Section 5.1.23 shall not apply with respect to construction on any Release Parcel if such Release Parcel has been released pursuant to Section 2.6.4 hereof):

(a) no Event of Default shall then exist;

(b) the plans and specifications, architecture contract, construction contract and completion schedule for the Project shall all be reasonably acceptable to Lender, and Borrower shall have obtained agreements in form and content reasonably satisfactory to Lender from each architect and general contractor confirming that Lender is entitled to receive the benefits of any architecture contract (including the plans and specifications) and/or general contract, and that such parties shall perform for the benefit of Lender, in the event Lender has foreclosed on the Properties or otherwise obtained possession and control thereof;

(c) Lender shall have reasonably determined that the Project will be completed no later than six (6) months prior to the Maturity Date;

(d) Borrower shall have delivered to Lender either (i) a payment and performance bond in an amount equal to 110% of the total cost of the Project, from an issuer with a claims payment rating of A or better from Standard & Poor’s Ratings Group, payable in the event the Project is not completed within the time frames and according to the plans and specifications approved by Lender, and with respect to which someone other than Borrower is obligated to repay the surety/issuer of the bond, or (ii) a Letter of Credit in an amount equal to 110% of the total cost of the Project;

(e) Borrower shall have delivered to Lender evidence that Borrower has obtained all necessary consents, approvals and permits (or that the same are unnecessary) from (i) Governmental Authorities pursuant to all Legal Requirement, and (ii) any other Person having such consent or approval right pursuant to any private covenant, condition, or restriction or similar encumbrance applicable to the Properties;

(f) Borrower shall have delivered to Lender evidence that the Properties, after giving effect to the Project, will comply with all Legal Requirements;

(g) Borrower shall have delivered to Lender evidence of hazard and liability insurance in an amount and in form and content reasonably acceptable to Lender;

(h) Borrower shall have caused to be delivered an opinion of counsel that the Project will not (i) cause any adverse tax consequences to any REMIC or any holders of any certificates issued by any REMIC that then holds the Note, (ii) cause the Mortgage to fail to be a Qualifying Security Instrument under applicable federal law relating to REMICs, and (iii) result in a taxation of the income of the Loan to such REMIC or cause a loss of REMIC status;

(i) Lender shall have determined in its reasonable discretion that the Project will not (i) have a material adverse effect on the value of the Property or the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents, (ii) have a material adverse impact on any of the tenants on the Properties, or (iii) result in or give rise to a default under or the termination of any Lease;

(j) Borrower shall have executed and delivered to Lender such modifications to and reaffirmations of the Loan Documents as Lender may reasonably request confirming that the Lien of the Mortgage and the other Loan Documents includes any new Improvements constructed in connection with the Project;

(k) Borrower’s (and Guarantor’s) Recourse Liabilities shall include any Losses suffered by Lender as a result of any mechanic liens or other liens or encumbrances affecting the Properties (other than Permitted Encumbrances) resulting from the Project;

(l) Borrower shall not incur any indebtedness in connection with the Project other than indebtedness permitted pursuant to this Agreement; and

(m) Borrower shall have paid Lender’s expenses incurred in reviewing the Project (including reasonable attorneys’ fees and the fees and costs of a construction/engineering consultant, if required).

In the event Lender has approved the Project, Borrower shall cause the completion thereof in accordance with the plans and specifications and the completion schedule approved by Lender, in compliance with all Legal Requirements, and free of any Liens. Upon completion of the Project, Borrower shall deliver to Lender (i) an as-built survey of the Properties showing the completed Improvements, (ii) an endorsement to the Title Insurance Policy, updated through the completion of the Project and free of any exceptions not acceptable to Lender, (iii) any UCC and lien searches requested by Lender, and (iv) copies of certificates of occupancy for the completed Project. Lender shall be entitled to inspection (or cause the inspection of) the Project from time to time at Borrower’s sole cost and expense.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower represents and warrants that it has not engaged any Manager to manage the Properties. Borrower shall be permitted to enter into a Management Agreement with a Qualified Manager pursuant to a Management Agreement, provided Lender receives an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager. If at any time either Individual Property is leased to more than one tenant (i.e., such Individual Property is not subject to the related Sabre Lease or a replacement Lease to a single tenant under a triple-net lease), Borrower shall retain a Qualified Manager to manage such Individual Property.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents; and

(iii) Liens for Taxes or Other Charges not yet due.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of the Principal, in each case, without obtaining the prior consent of Lender.

5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender, not to be unreasonably withheld. Additionally, Lender shall not unreasonably withhold its consent to any replatting of the Properties by Borrower in connection with the matters set forth in Sections 2.6.2, 2.6.4 and 5.1.23 of this Agreement.

5.2.7 Intentionally Omitted.

5.2.8 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the tem of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Properties.

(b) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10 or Section 2.6, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell an Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager).

(d) Notwithstanding the foregoing, the provisions of this Section 5.2.10 shall not restrict:

(i) the Transfer, in the aggregate, of less than forty-nine percent (49%) of the direct or indirect interests in Sabre;

(ii) the merger or consolidation of Sabre or Sabre Holdings Corporation or the sale of all or substantially all of the assets of, or interests in, Sabre or Sabre Holdings Corporation to a single transferee; provided that the surviving entity (if not Sabre) reaffirms all of the obligations under the Sabre Leases;

(iii) the Transfer of direct or indirect interests of Sabre to any entity that satisfies the Financial Criteria; or

(iv) the sale, transfer or issuance of stock in Sabre or Sabre Holdings Corporation (or any successor thereof); provided such stock is listed on the New York Stock Exchange or another nationally or internationally recognized stock exchange.

(e) Lender reserves the right to condition the Transfer of the Properties upon: (i) a modification of the terms hereof, the Note, the Mortgage or the other Loan Documents as may be required by Lender to reflect the new ownership of the Properties and assumption of the Loan; (ii) an assumption of this Agreement, the Note, the Mortgage and the other Loan Documents as so modified by the proposed transferee, subject to the provisions of Section 9.4 hereof; (iii) payment of all of actual, out-of-pocket fees and expenses incurred in connection with such Transfer including, without limitation, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (iv) the payment of a non-refundable $5,000 application fee and an assumption fee equal to $250,000 for each Transfer of the Properties; (v) the delivery of a nonconsolidation opinion reflecting the proposed transfer satisfactory in form and substance to Lender; (vi) the proposed transferee’s continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (vii) the delivery of evidence satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; (viii) prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender (Lender agreeing that a Qualified Transferee or a Person that satisfies the Financial Criteria shall be satisfactory to Lender) shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender (it being agreed that a guaranty in substantially the same form as is executed by the Guarantor on the Closing Date shall be satisfactory to Lender); and (ix) Lender’s approval of the transferee’s creditworthiness, reputation and qualifications of the transferee and, if the Loan has been included in a Securitization and if required by Lender, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; provided that Lender shall be deemed to have approved the transferee and such confirmation shall not be required if (A) the transferee is a Qualified Transferee or (B) the transferee is wholly-owned, directly or indirectly, by a successor tenant under the Sabre Leases which satisfies the Financial Criteria. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(f) If as a result of any direct or indirect Transfers of interests in Borrower or any Principal (regardless of whether Lender’s consent is required in connection therewith) more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower or Principal is owned by any Person that owned less than a forty-nine percent (49%) direct or indirect interest in Borrower or Principal as of the Closing Date, Lender shall, as a condition to such Transfer receive a nonconsolidation opinion acceptable to it and the Rating Agencies (Lender agreeing that a nonconsolidation opinion in substantially the same form delivered on the Closing Date shall satisfactory to Lender). In addition, prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender (Lender agreeing that a Qualified Transferee or a Person that satisfies the Financial Criteria shall be an acceptable substitute guarantor) shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender (it being agreed that a replacement guaranty in substantially the same form executed by Guarantor on the Closing Date shall be satisfactory to Lender).

VI.	INSURANCE; CASUALTY; CONDEMNATION

Section 6.1. Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, without any exclusion for the peril of windstorm, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Million and No/100 Dollars ($1,000,000) for all such insurance coverage; and (D) if such Individual Property is or becomes “non conforming”, if any of the Improvements or the use of such Individual Property shall at any time constitute legal non conforming structures or uses, containing an “Ordinance or Law Coverage” or “Enforcement” endorsement, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements providing coverage to compensate for the loss to the undamaged portion of each Individual Property as well as the demolition and increased cost of construction costs in amounts as requested by Lender. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area,” as designated by the Federal Emergency Management Agency or such other applicable federal agency, flood hazard insurance in an amount equal to the maximum amount available under the national flood insurance program and in addition to the maximum available under the national flood program, any excess limits as determined by Lender in its sole and absolute discretion; (y) if any Individual Property is in an area identified by any governmental, engineering or any hazard underwriting agencies as being subject to the peril of earthquake or located in an area with a high degree of seismic activity, with a probable maximum loss (“PML”) exceeding fifteen percent (15%), earthquake insurance equal to fifteen percent (15%) of the Full Replacement Cost with a waiver of depreciation and (z) coastal windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Individual Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from each Individual Property for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from each Individual Property for the succeeding eighteen (18) month period. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if an Individual Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii) if any motor vehicles are utilized by Borrower in connection with the Properties, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(ix) if an Individual Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Individual Property along with any reduced value and the increased cost of construction as a result of insured physical damage in amounts as requested by Lender;

(x) the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i) and (iii) above at all times during the term of the Loan. Notwithstanding anything herein to the contrary, Borrower shall not be required to pay annual premiums in excess of the Required Amount for any coverage for perils of terrorism and acts of terrorism. If full coverage for perils of terrorism and acts of terrorism satisfying the requirements set forth herein is not available for an amount equal to or less than the Required Amount, Borrower shall be required to spend an amount equal to the Required Amount for coverage for perils of terrorism and acts of terrorism (to the extent all or a portion of such insurance is available at the Required Amount), and the scope, form, deductible and carrier with respect to such coverage shall be acceptable to Lender in its sole discretion; and

(xi) upon ninety (90) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if it is rating the Securities and one of which will be Moody’s if it is rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency; provided that the policies of insurance may be issued by a syndicate of insurers through which (i) the first layer of coverage under such insurance shall be provided by carries with a minimum rating of “A” or better from S&P and equivalent ratings from one or more Rating Agencies acceptable to Lender, (ii) at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) shall be provided by carriers having a minimum investment grade rating of “A” from S&P and equivalent ratings from one or more Rating Agencies acceptable to Lender, and (iii) the balance of the courage shall be provided by carriers having a minimum investment grade rating of “BBB” from S&P and equivalent ratings from one or more Rating Agencies acceptable to Lender. Notwithstanding the foregoing, Factory Mutual shall be an acceptable insurance carrier so long as it maintains an S&P rating of at least “BBB” and an AM Best Rating of at least AXV. In the event such insurance carrier fails to satisfy each of the foregoing requirements, Borrower shall be required to obtain insurance from a carrier which satisfies the requirements set forth herein. The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a).

(d) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause or its equivalent in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2. Casualty. If the Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Allocated Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than the Allocated Threshold Amount and the costs of completing the Restoration shall be less than the Allocated Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that no Event of Default exists and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Allocated Threshold Amount or the costs of completing the Restoration is equal to or greater than the Allocated Threshold Amount, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its sole but reasonable discretion that the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C) The Sabre Leases shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than seventy-five (75) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;

(J) the Debt Service Coverage Ratio for the affected Individual Property, after giving effect to the Restoration, shall be equal to or greater than 1.24 to 1.0 (provided, however, that if the Sabre Lease for each remaining Individual Property as in effect on the Closing Date remains in effect after the Restoration, the requirements of this Section 6.4(b)(i)(J) shall be deemed satisfied);

(K) the Loan-to-Value Ratio, after giving effect to the Restoration, shall be equal to or less than eighty percent (80%) (provided, however, that if the Sabre Lease for each Individual Property as in effect on the Closing Date remains in effect after the Restoration, the requirements of this Section 6.4(b)(i)(K) shall be deemed satisfied);

(L) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and

(M) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) If the Net Proceeds are in excess of the Allocated Threshold Amount, all plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage with respect to the Individual Property, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VII.	RESERVE FUNDS

Section 7.1. [Intentionally Omitted].

Section 7.2. Tax and Insurance Escrow Fund. Borrower shall pay to Lender on each Payment Date during a Trigger Period (other than a Trigger Period caused solely by a Rollover Shortfall Event), (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3. Replacements and Replacement Reserve.

7.3.1 Deposits to Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date during a Trigger Period (other than a Trigger Period caused solely by a Rollover Shortfall Event), the amount of $5,924.25 (which amount shall be reduced pro-rata pursuant to the related Allocated Percentage if an Individual Property is released pursuant to Section 2.6.2 hereof) as a reserve for replacements and repairs required to be made to the Properties (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Fund”. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time based upon the recommendations of a third-party engineer, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if such engineer determines that an increase is necessary to maintain the proper maintenance and operation of the Properties. Any Replacement Reserve Funds allocated for an Individual Property shall be retained by Lender and credited toward the future deposits to the Replacement Reserve Fund required by Lender hereunder in the event such Individual Property is released from the Lien of the Mortgage in accordance with Section 2.6 hereof.

7.3.2 Disbursements of Replacement Reserve Funds. Lender shall make disbursements from the Replacement Reserve Fund as requested by Borrower, and approved by Lender in its sole discretion, no more frequently than once in any thirty (30) day period of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $10,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the related Individual Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $10,000.00 for which reimbursement is sought.

7.3.3 Insufficiency of Replacement Reserve Funds. The insufficiency of Replacement Reserve Funds shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4. Rollover Reserve.

7.4.1 Deposits to Rollover Reserve Fund. Borrower shall pay to Lender on each Payment Date during a Trigger Period, all Excess Cash Flow, which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof. In addition, Borrower shall pay to Lender for deposit with Lender all funds received by Borrower in connection with any cancellation, termination or surrender of any Lease, including, but not limited to, any surrender or cancellation fees, buy-out fees, or reimbursements for tenant improvements and leasing commissions. All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund”. The amount of the Rollover Reserve Funds on deposit with Lender are not required to exceed $8,500,000 (which amount shall be reduced pro-rata pursuant to the related Allocated Percentage if an Individual Property is released pursuant to Section 2.6.2 hereof) (the “Rollover Reserve Cap”). When the amount of Rollover Reserve Funds on deposit with Lender equals or exceeds the Rollover

Reserve Cap, Borrower may cease making monthly deposits to the Rollover Reserve Funds. If at any time thereafter during a Trigger Period the amount of Rollover Reserve Funds on deposit with Lender is less than the Rollover Reserve Cap, then Borrower shall recommence and continue making monthly deposits to the Rollover Reserve Funds as provided above.

7.4.2 Withdrawal of Rollover Reserve Funds. Lender shall make disbursements from the Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its sole discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $10,000 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Properties at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $10,000 for which reimbursement is sought.

Section 7.5. Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) Borrower shall not be entitled to any earnings or interest on the Tax and Insurance Escrow Fund. The Reserve Funds, other than the Tax and Insurance Escrow Fund, shall bear interest at the thirty (30) day money market rate offered by the bank used by Lender for escrow deposits, and shall be held and released by Lender, and used by Borrower, in accordance with the terms and conditions of this Agreement. Lender shall be entitled to a servicing fee in the amount of .50% per annum multiplied by the average daily balance on deposit, and Lender is hereby authorized to deduct such servicing fee from the applicable Reserve Funds on deposit on a monthly basis. All interest or other income in connection with the deposit or placement of such funds, less the servicing fee, shall be reported under Borrower’s tax identification number, and shall only be disbursed as set forth in this Agreement.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.6. Letter of Credit Rights. Borrower shall have the right to deliver to Lender a one or more Letters of Credit in lieu of making any deposits of Reserve Funds required under this Agreement. Any Letter of Credit delivered to Lender pursuant to this Agreement shall be held by Lender as additional security for the Loan. Lender shall have the right to draw upon any Letter of Credit immediately and without further notice:

(a) upon the occurrence and during the continuance of an Event of Default;

(b) if Borrower fails to deliver to Lender, no less than thirty (30) days prior to the expiration of any Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Letter of Credit or a replacement Letter of Credit; or

(c) if the institution issuing the Letter of Credit ceases to be an Approved Bank and Borrower fails to deliver to Lender a replacement Letter of Credit from an Approved Bank within thirty (30) days of the date that such institution ceased to be an Approved Bank.

VIII.	DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid prior to the seventh (7th) calendar day after the same is due or if the entire Debt is not paid on the Maturity Date;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable (unless such Taxes or Other Charges are being contested in accordance with Section 5.1.2 hereof);

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv) if Borrower Transfers or otherwise encumbers any portion of the Properties without Lender’s prior consent in violation of the provisions of this Agreement or Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower, Principal or any Guarantor shall make a general assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Principal or Guarantor, or if Borrower, Principal or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Principal or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal or Guarantor, upon the same not being discharged, stayed or dismissed within thirty (30) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if a material default has occurred and continues beyond any applicable cure period under any Management Agreement and if such default permits the Manager thereunder to terminate or cancel the Management Agreement;

(xiii) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;

(xiv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or

(xv) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX.	SPECIAL PROVISIONS

Section 9.1. Sale of Notes and Securitization. Borrower acknowledges and agrees that the Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, the Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Borrower, the Principal and their respective Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(e) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, the Principal and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(f) execute such amendments to the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate and amortization of the Loan) and modify the Cash Management Agreement with respect to the newly created components, such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan;

(g) if requested by Lender, review any information regarding the Property, Borrower, Principal, the Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(h) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

All reasonable third party costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Borrower.

Section 9.2. Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will reasonably cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrower, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, JPM (whether or not it is the Lender), any Affiliate of JPM that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of JPM that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any actual losses, claims, damages, liabilities, costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person becomes subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered

Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c) In connection with any filing pursuant to the Exchange Act in connection with or relating to a Securitization, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person becomes subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for reasonable fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one

(1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of the Indemnified Person (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given the Indemnified Person reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3. Intentionally Omitted.

Section 9.4. Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security punted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) the misapplication or misappropriation of Rents;

(ii) the misapplication or misappropriation of Insurance Proceeds or any Award;

(iii) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Individual Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(iv) any act of actual material waste or arson of any Individual Property by Borrower, any principal, affiliate, general partner or member thereof or by any Guarantor;

(v) any fees or commissions paid by Borrower to any principal, affiliate, general partner or member of Borrower, or any Guarantor in violation of the terms of this Agreement or the other Loan Documents;

(vi) any breach of the Environmental Indemnity; or

(vii) the failure of Borrower to pay the deductible under any insurance policy required hereunder.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event: (1) of any fraud, willful misconduct or material misrepresentation by Borrower, its general partners, if any, its members, if any, its principals, its affiliates, or its employees or by any Guarantor in connection with the Loan, (2) of any breach or default under Section 5.2.10 or Section 4.1.30 of this Agreement or (3) any Individual Property or any part thereof becomes an asset in a voluntary bankruptcy or voluntary insolvency proceeding.

Section 9.5. Matters Concerning Manager. If Borrower enters into a Management Agreement and (a) an Event of Default occurs and is continuing, (b) the Manager shall become bankrupt or insolvent or (c) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate any such Management Agreement and replace the Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

Section 9.6. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

X.	MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3. Governing Law; Jurisdiction. This Agreement, the Note and the other Loan Documents shall be governed by and construed in accordance with applicable federal law and the laws of the state where the Properties are located, without reference or giving effect to any choice of law doctrine. Borrower hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in the state in which the Properties are located in connection with any proceeding arising out of or relating to the Loan.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank, N.A.
c/o ARCap Servicing, Inc.
5221 North O’Connor Blvd.
Suite 600
Irving, Texas 75039
Attention: Wesley Wolf
Facsimile No.: (972) 868-5493

with a copy to:	Kelley Drye & Warren LLP
200 Kimball Drive
Parsippany, New Jersey 07054
Attention: Paul A. Keenan, Esq.
Facsimile No.: (212) 808-7897

If to Borrower:	Sabre Headquarters, LLC
3150 Sabre Drive
Southlake, Texas 76092
Attention: General Counsel
Facsimile No.: (682) 606-9193

with a copy to:	Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, TX 76102
Attention: J. Andrew Rogers, Esq.
Facsimile No.: (817) 878-9242

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7. Trial by Jury.

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, in each case other than Lender’s Taxes; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan, other than Lender’s Taxes (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency to the extent required pursuant to the terms and conditions of this Agreement or any other Loan Document and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation; provided that Borrower shall not be obligated to pay or reimburse Lender for any fees and expenses of Lender or any Rating Agency incurred in connection with a Securitization.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPM, or any of their Affiliates shall be subject to the prior approval of Lender.

Section 10.18. Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any portion of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all portion of the Mortgage, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Summary of Indicative Terms and Conditions dated February 12, 2007 (as amended) between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

SABRE HEADQUARTERS, LLC, a Delaware limited liability company

By:	/s/ Federico Luigi Pensotti
Name:	Federico Luigi Pensotti
Title:	Treasurer

JPMORGAN CHASE BANK, N.A. a banking association chartered under the laws of the United States of America

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

SABRE HEADQUARTERS, LLC, a Delaware limited liability company

By:
Name:
Title

JPMORGAN CHASE BANK, N.A. a banking association chartered under the laws of the United States of America

By:	/s/ Jennifer A. Loughrey
Name:	Jennifer A. Loughrey
Title:	Vice President

SCHEDULE I

(Properties – Release Amounts)

Individual Property	Allocated Percentage	Allocated Loan Amount	Release Amount (125% of Allocated Loan Amount)
Building A 3150 Sabre Drive	56.3417%	$47,890,445	$59,863,056.25
Building B 3120 Sabre Drive	43.6583%	$37,109,555	$46,386,943.75

SCH. I-1

SCHEDULE II

(Rent Roll)

Individual Property	Tenant	Lease Commencement Date	Lease Expiration Date	Annual Rent
Building A 3150 Sabre Drive	Sabre Inc.	March 29, 2007	March 31, 2022	$4,579,496
Building B 3120 Sabre Drive	Sabre Inc.	March 29, 2007	March 31, 2022	$3,548,575

SCH. II-1

SCHEDULE III

[Reserved]

SCH. III-1

SCHEDULE IV

(Organizational Structure)

SCH. IV-1

SCHEDULE V

(Release Parcel)

LOT 1
N.T.S.
KIRKWOOD BLVD.
FUTURE CONSTRUCTION AREA
TRACT No. 2
FUTURE CONSTRUCTION AREA
TRACT No. 1
S.H. 114

HUITT-ZOLLARS
Huitt-Zollars, Inc. Dallas
3131 McKinney Avenue, Suite 600
Dallas, Texas 75204-2489
Phone (214) 871-3311 Fax (214) 871-0757

EXHIBIT MAP
SABRE CAMPUS
FUTURE CONSTRUCTION AREA

MARCH 1, 2007

PAGE 1 OF 5

SCH. V-1

LAND DESCRIPTION

TRACT No. 2

FUTURE CONSTRUCTION AREA

1.695 ACRES

BEING a tract of land situated in the U.P. Martin Survey, Abstract No. 1015, Tarrant County, Texas, and being a portion of Lot 1, Block 1, of the Sabre Group Campus, an addition to the City of Southlake, Tarrant County, Texas as recorded in Cabinet A, Page 7212 of Tarrant County Plat Records and being more particularly described by metes and bounds as follows;

COMMENCING at a 5/8 inch iron rod set with “Huitt-Zollars” cap at the most westerly southwesterly corner of Lot 2, Block 1 of said Sabre Group Campus addition, said point also being on the southerly line of Kirkwood Boulevard, a variable with Private and Emergency Access, Utility, and Drainage Easement as established by said Sabre Group Campus addition;

THENCE along the common line of said Lot 1 and Lot 2, Block 1, the following:

North 87 degrees 34 minutes 40 seconds East a distance of 252.04 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap at the beginning of a curve to the left;

Along a curve to the left through a central angle of 09 degrees 11 minutes 39 seconds, having a radius of 401.50 feet, an arc length of 64.43 feet, being subtended by a chord of North 82 degrees 58 minutes 51 seconds East a distance of 64.36 feet to a point for corner;

THENCE South 22 degrees 30 minutes 21 seconds East departing the common line between said Lot 1 and 2, a distance of 119.26 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap;

THENCE North 68 degrees 32 minutes 17 seconds East a distance of 203.72 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap;

THENCE South 22 degrees 16 minutes 15 seconds East a distance of 235.04 feet to a 5/8 inch iron rod set with “Huitt-Zollars” cap at the POINT OF BEGINNING, and being the most northerly northeast corner of a tract of land as described in instrument of CSL Leasing, Inc., as recorded in document No. D206391579 of the Deed Records of Tarrant County, Texas and County Clerk’s File No. 2006-150859 of the Deed Records of Denton County, Texas;

THENCE North 67 degrees 59 minutes 47 seconds East a distance of 161.59 feet to a point for corner;

THENCE South 20 degrees 20 minutes 25 seconds East a distance of 194.09 feet to a point for corner;

THENCE South 04 degrees 52 minutes 26 seconds West a distance of 175.43 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap at an inner ell corner of said CSL Leasing tract;

THENCE South 68 degrees 00 minutes 26 seconds West along the southerly line of said CSL Leasing tract a distance of 147.50 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap at the southwesterly corner of said CSL Leasing tract;

THENCE North 21 degrees 59 minutes 34 seconds West along the westerly line of said CSL Leasing tract a distance of 350.46 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap at the northwesterly corner of said CSL Leasing tract;

THENCE North 67 degrees 59 minutes 47 seconds East along the northerly line of said CSL Leasing tract a distance of 70.78 feet to the POINT OF BEGINNING and CONTAINING 1.695 acres of land, more or less.

For: Huitt-Zollars, Inc.

/s/ Eric J. Yahoudy
Eric J. Yahoudy
Registered Professional Land Surveyor
Texas Registration No. 4862
Huitt-Zollars, Inc.
3131 McKinney Avenue
Suite 600
Dollars, Texas 75204
Ph. (214) 871-3311
Date: March 2, 2007

LAND DESCRIPTION

TRACT No. 1

FUTURE CONSTRUCTION AREA

6.13 ACRES

BEING a tract of land situated in the U.P. Martin Survey, Abstract No. 1015, City of Southlake, Tarrant County, Texas and being a portion of Lot 1, Block 1, of the Sabre Group Campus, an addition to the City of Southlake as recorded in Cabinet A, Page 7212 of the Plat Records Tarrant County, Texas and being more particularly described as follows;

COMMENCING at a 5/8 inch iron rod found with “Huitt-Zollars” cap at the most westerly southwesterly corner of Lot 2, Block 1 of said Sabre Group Campus addition, said point also being on the southerly line of Kirkwood Boulevard, a variable with Private and Emergency Access, Utility, and Drainage Easement as established by said Sabre Group Campus addition;

THENCE along the common line of said Lot 1 and Lot 2, Block 1, the following:

North 87 degrees 34 minutes 40 seconds East a distance of 252.04 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap at the beginning of a curve to the left;

Along a curve to the left through a central angle of 43 degrees 59 minutes 35 seconds, having a radius of 401.50 feet, an arc length of 308.28 feet, being subtended by a chord of North 65 degrees 34 minutes 52 seconds East a distance of 300.76 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap;

North 43 degrees 35 minutes 05 seconds East a distance of 352.12 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap at the beginning of a curve to the right;

Along a curve to the right through a central angel of 109 degrees 51 minutes 56 seconds, having a radius of 367.50 feet, an arc length of 704.69 feet, being subtended by a chord of South 81 degrees 28 minutes 57 seconds East a distance of 601.58 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap at the beginning of a compound curve to the right;

Along a curve to the right through a central angle of 14 degrees 10 minutes 26 seconds, having a radius of 1,946.50 feet and an arc length of 481.53 feet, being subtended by a chord of South 19 degrees 27 minutes 46 seconds East a distance of 480.30 feet to the POINT OF BEGINNING and being the beginning of a curve to the right;

Along a curve to the right through a central angle of 18 degrees 11 minutes 38 seconds, having a radius of 1,946.50 feet and an arc length of 618.10 feet, being subtended by a chord of South 03 degrees 16 minutes 44 seconds East a distance of 615.50 feet to a 5/8 inch iron rod found with “Huitt-Zollars” cap;

South 05 degrees 49 minutes 05 seconds West a distance of 143.57 feet to a 5/8 inch iron rod set with “Huitt-Zollars” cap at the southeasterly corner of a tract of land as described in instrument to CSL Leasing, Inc., as recorded in document No. D206391579 of the Deed Records of Tarrant County, Texas and County Clerk’s File No. 2006-150859 of the Deed Records of Denton County, Texas;

THENCE, departing the common line of said Lot 1 and Lot 2, North 86 degrees 20 minutes 23 seconds West along the southerly line of said CSL Leasing tract a distance of 383.10 feet to a point for corner and being the beginning of a non-tangent curve to the left;

THENCE, departing the southerly line of said CSL Leasing tract and along a curve to the left through a central angle of 24 degrees 39 minutes 16 seconds, having a radius of 1,569.97 feet, an arc length of 675.56 feet, being subtended by a chord of North 00 degrees 02 minutes 00 seconds West a distance of 670.36 feet to a point for corner;

THENCE, North 84 degrees 59 minutes 59 seconds East a distance of 167.99 feet to a point for corner;

THENCE, North 21 degrees 59 minutes 59 seconds West a distance of 37.08 feet to a point for corner;

THENCE, North 72 degrees 24 minutes 48 seconds East a distance of 89.97 feet to a point for corner;

THENCE, South 19 degrees 21 minutes 47 seconds East a distance of 53.53 feet to a point for corner;

THENCE, North 70 degrees 41 minutes 38 seconds East a distance of 111.34 feet to the POINT OF BEGINNING and containing 6.13 acres of land, more or less.